EXHIBIT 10.2

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “[CONFIDENTIAL TREATMENT REQUESTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”), dated as of December 21, 2007 (the “Effective Date”), is made by and between CELL THERAPEUTICS, INC., a Washington corporation (“Buyer”), and BIOGEN IDEC INC., a Delaware corporation (“Manufacturer”).

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of August 15, 2007, by and between Buyer and Manufacturer (the “Asset Purchase Agreement”), Buyer has purchased certain assets (the “Acquisition”) from Manufacturer relating to the Product (as defined the Asset Purchase Agreement); and

WHEREAS, in connection with the Acquisition, upon the terms and subject to the conditions set forth herein, Buyer desires to engage Manufacturer to (i) manufacture and supply Finished US Goods (as defined below) and (ii) provide Buyer with an appropriate opportunity to establish its own capabilities to manufacture Bulk Product (as defined below) and supply Finished US Goods, whether directly or through a third Person.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Manufacturer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below (note: terms used but not otherwise defined herein shall have their respective meanings as set forth in the Asset Purchase Agreement):

“Acquisition” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person. A Person will be deemed to “Control” another Person if such first Person has the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Asset Purchase Agreement” has the meaning set forth in the recitals.

“Bulk Product” means the Product in refrigerated liquid bulk form or such other form as the parties may agree, but not in final dosage and not Finished US Goods.

CONFIDENTIAL TREATMENT

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Indemnified Parties” has the meaning set forth in the Asset Purchase Agreement.

“Buyer NDC Number” has the meaning set forth in Section 7.11.

“cGMP Requirements” mean the FDA’s current good manufacturing practice requirements as promulgated under the FFDCA at 21 C.F.R. (parts 210 and 211), and as further defined by FDA guidance documents, as such may be amended from time to time.

“COA” means a certificate of analysis, including a certification of manufacture in accordance with cGMP Requirements and any deviations therefrom.

“Confidential Information” means information which is confidential or proprietary to the Disclosing Party, including know-how, scientific information, the terms of this Agreement, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans and all other intellectual property; provided, however, that Confidential Information shall not include the following: (i) information of a Disclosing Party that is known to a Receiving Party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof, unless a proprietary interest in such information is transferred to the Disclosing Party pursuant to this Agreement or the Asset Purchase Agreement; (ii) information that is independently developed by employees, agents or independent contractors/subcontractors of a Receiving Party or its Affiliates without reference to or reliance upon the information furnished by the Disclosing Party, as evidenced by written records or other competent proof, unless a proprietary interest in such information is transferred to the Disclosing Party pursuant to this Agreement or the Asset Purchase Agreement; (iii) information disclosed to a Receiving Party or its Affiliates by a third Person that has a right to make such disclosure; or (iv) any other information that is or becomes part of the public domain through no fault or negligence of the Receiving Party.

“Confidentiality Agreement” has the meaning set forth in the Asset Purchase Agreement.

“Current Prescribing Information” means the prescribing information for the Product as in effect on the Effective Date (a copy of which is attached to Exhibit A as Appendix 1 thereto).

“Disclosing Party” has the meaning set forth in Section 10.1(a).

“Effective Date” has the meaning set forth in the introductory paragraph.

“FDA” means the United States Food and Drug Administration.

“FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et seq., as amended.

CONFIDENTIAL TREATMENT

“Finished US Goods” mean either (i) packages (“Packages”) of two (2) Kits (one In-111 Zevalin Kit and one Y-90 Zevalin Kit) labeled and ready for distribution and sale to end-users in the United States, with each such Package representing as of the Effective Date certain non-radioactive ingredients necessary to produce one (1) treatment to a patient of the Product (i.e., a single dose of Indium-111 Ibritumomab Tiuxetan (referred to on the Current Prescribing Information as In-111 Zevalin) and Yttrium-90 Ibritumomab Tiuxetan (referred to on the Current Prescribing Information as Y-90 Zevalin)), or (ii) individual Kits (either In-111 Zevalin Kits or Y-90 Zevalin Kits) labeled and ready for distribution and sale to end-users in the United States, all as more particularly described on Exhibit A. Exhibit A, like the Current Prescribing Information, also notes required materials, in addition to Rituxan® (Rituximab), that are not part of the Product, not supplied with the Kits or not available from Manufacturer or pursuant to this Agreement.

“Forecast” has the meaning set forth in Section 3.1(b).

“FTE Rate” means, with respect to employees of Manufacturer, the hourly rate of $175 (which is based upon 2,000 working hours in a year and an annual rate of $350,000); provided, however, that the FTE Rate shall be adjusted to take into account inflation on January 1, 2008 and the first day of every calendar year during the Term thereafter by multiplying the applicable FTE Rate originally set forth above (without taking into account, if applicable, any previous adjustment) by a fraction, the numerator of which is the FTE Index for the month of December of the previous year (e.g., December 2007) and the denominator of which is the FTE Index for December 2006. “FTE Index” means the Consumer Price Index for “All Urban Consumers”, U.S. City Average, All Items, 1982-84=100 as listed at www.bls.gov (Series ID: CUUR0000SA0), which is the United States Department of Labor’s web site. In the event that such FTE Index ceases to be published or is significantly changed following December 2006, then the parties shall negotiate in good faith to select an appropriate successor index for the remainder of the Term.

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality of applicable jurisdiction, whether domestic or foreign.

“Governmental Rule” means any applicable law, judgment, order, award, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.

“In-111 Zevalin Kit” has the meaning set forth in the definition of Kit.

“Incremental Cost” shall mean the difference between the Manufacturing Cost Plus [CONFIDENTIAL TREATMENT REQUESTED] for Finished US Goods resulting from the process used prior to the implementation of a Required Change (or, as applicable, a Proposed Change) and the Manufacturing Cost Plus [CONFIDENTIAL TREATMENT REQUESTED] for Finished US Goods resulting from the process that includes such Required Change (or, as applicable, such Proposed Change), including in each instance (in the calculation of Manufacturing Cost) the fees and costs charged to Manufacturer and its Affiliates by any non-Affiliated subcontractors.

CONFIDENTIAL TREATMENT

“Kit” means a kit to make a single dose, as part of one (1) treatment to a patient, of (i) Indium-111 Ibritumomab Tiuxetan (referred to on the Current Prescribing Information as In-111 Zevalin) (an “In-111 Zevalin Kit”) or (ii) Yttrium-90 Ibritumomab Tiuxetan (referred to on the Current Prescribing Information as Y-90 Zevalin) (a “Y-90 Zevalin Kit”), all as more particularly described on Exhibit A. Exhibit A, like the Current Prescribing Information, also notes required materials, in addition to Rituxan® (Rituximab), that are not part of the Product, not supplied with the Kits or not available from Manufacturer or pursuant to this Agreement.

“Liabilities” mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Governmental Rule, Contract or otherwise.

“Losses” mean any and all damages, losses, Taxes, Liabilities, claims, judgments, penalties, costs and expenses, including reasonable attorneys’ fees and litigation expenses.

“Manufacturer” has the meaning set forth in the introductory paragraph.

“Manufacturer Broader Changes” has the meaning set forth in Section 7.5(b).

“Manufacturing Confidential Information” means Confidential Information relating to the manufacture or supply of Bulk Product or Finished US Goods (including Product Manufacturing Technology) that is (i) disclosed to Buyer or any of its Affiliates by Manufacturer or any of its Affiliates or subcontractors (including through observation by Buyer or any of its Affiliates) and (ii) maintained as confidential by Manufacturer, its Affiliates or any such subcontractor prior to such disclosure; provided, however, that Manufacturing Confidential Information shall not include (x) information disclosed to Buyer or any of its Affiliates by a third Person (excluding, for this purpose, Manufacturer, its Affiliates and its subcontractors and assignees) that has a right to make such disclosure or (y) any other information that is or becomes part of the public domain through no fault or negligence of Buyer or any of its Affiliates or any third party manufacturer engaged by Buyer or any of its Affiliates.

“Manufacturing Cost” means the costs to produce any Finished US Goods at issue, as reasonably determined by Manufacturer, to the extent that such costs would ordinarily be included as a “Cost of Goods Sold” under United States generally accepted accounting principles for a similar product as applied by Manufacturer on a basis consistent with Manufacturer’s historical practice, including labor and material costs, allocable depreciation and amortization, product quality assurance/control costs, allocable facilities costs (e.g., sewer, water, property taxes), third party intellectual property payments (including fees, royalties and milestone payments), insurance and other costs for transport, customs and duty clearance and storage of supplies or inventory. Without limitation, Manufacturing Cost for any Finished US Goods will include a proportionate allocation (based upon the relative sales of the Product over the then preceding 12-month period in the United States versus such sales in the other jurisdictions for which Manufacturer is supplying Product (e.g., Buyer’s US sales versus Schering’s ex-US sales)) for the costs to produce any failed batches of Bulk Product, Finished US Goods or any portion thereof (including drug substance), but only in respect of batches failing for causes other than Manufacturer’s failure to comply with the cGMP Requirements or the then current Regulatory Applications/Approvals.

CONFIDENTIAL TREATMENT

“Manufacturing Cost Plus [CONFIDENTIAL TREATMENT REQUESTED]” means, with respect to any Finished US Goods at issue, the Manufacturing Cost for such Finished US Goods multiplied by [CONFIDENTIAL TREATMENT REQUESTED].

“Manufacturing Documentation” means any and all of the following that are specific to and necessary for the manufacture of Bulk Product and Finished US Goods: manufacturing process validation reports; manufacturing instructions; batch record templates; manufacturing standard operating procedures; specifications and test methods for Bulk Product and Finished US Goods, raw materials and stability; standard operating procedures and specifications for packaging and packaging instructions; master formula; validation reports (analytical, packaging and cleaning); stability data; and approved supplier lists.

“Manufacturing Supply Team” has the meaning set forth in Section 7.9.

“Mid-Term Transfer Election” means an election by Buyer to initiate the manufacturing transfer activities contemplated by Section 7.8 prior to the date which is thirty-six (36) months before the end of the Term with the goal of enabling Buyer to effect a transfer of the manufacture of Bulk Product and supply of Finished US Goods for Buyer’s requirements from Manufacturer and its subcontractors to Buyer or to Buyer’s designee(s) so that Buyer (and/or Buyer’s designee(s)) could commence the manufacture of Bulk Product and the supply of Finished US Goods no later than thirty-six (36) months after a Mid-Term Transfer Election, all as more fully set forth in Section 7.8(a); provided, however, that any such election (i) may be made by Buyer only in circumstances where Buyer could otherwise terminate this Agreement due to the uncured breach of this Agreement by Manufacturer (pursuant to Section 8.2(a)(ii)) or pursuant to Article IX and (ii) shall be deemed to be in lieu of Buyer’s right to terminate this Agreement based upon the circumstances at issue. For the avoidance of doubt, the provisions of Section 7.8(f) shall not apply to a Mid-Term Transfer Election or the manufacturing transfer activities resulting therefrom.

“NDC Number” means either of the national drug code numbers associated with the Product as of the Agreement Date, No. 64406-104-04 or No. 64406-103-03.

“Order Date” has the meaning set forth in Section 3.1(d).

“Package” has the meaning set forth in the definition of Finished US Goods.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, or other entity.

“Product” means the pharmaceutical product currently marketed and sold as ZEVALIN® (Ibritumomab Tiuxetan), consisting of Indium-111 Ibritumomab Tiuxetan and Yttrium-90 Ibritumomab Tiuxetan. Further information regarding the Product is set forth in the Current Prescribing Information, which information is incorporated herein by reference.

“Product Intellectual Property” has the meaning set forth in the Asset Purchase Agreement.

CONFIDENTIAL TREATMENT

“Product Manufacturing Technology” means all trade secrets in the possession and under the control of Manufacturer or its Affiliates, including research and development, formulae, test procedures, manufacturing procedures, Bulk Product and Finished US Goods formulations or other technical or proprietary information and knowledge, whether or not patentable, to the extent (a) either (i) necessary for, or used by Manufacturer or its Affiliates in, the manufacture of Bulk Product or Finished US Goods or (ii) provided or made available by Manufacturer or its Affiliates to Manufacturer’s subcontractors for purposes of supplying Finished US Goods in connection with their further manufacturing activities in respect of Bulk Product or Finished US Goods, and (b) in existence and owned by, or licensed to and controlled by, Manufacturer as of immediately prior to the date of the completion of the manufacturing transfer contemplated by Section 7.8 (excluding, in any event, any plant, tangible property or equipment). As of the Effective Date (i.e., as if the date of the completion of the manufacturing transfer contemplated by Section 7.8 were the Effective Date), no such in-licensed Product Manufacturing Technology exists. Notwithstanding any provision herein to the contrary, Product Manufacturing Technology shall not include any item of intellectual property or any intellectual property right that is or was an actual or potential subject (regardless of any territorial limitation) for a grant of rights under any Sublicense Agreement (as defined in the Asset Purchase Agreement).

“Proposed Change” has the meaning set forth in Section 7.5(a).

“Proposing Party” has the meaning set forth in Section 7.5(a).

“Quality Agreement” means that agreement in the form attached hereto as Exhibit B that describes the parties’ respective quality control, quality assurance and regulatory responsibilities relating to the manufacture and delivery of Finished US Goods by Manufacturer to Buyer, as amended or restated from time to time upon the written approval of the parties. To the extent of any conflict or inconsistency between the provisions of the Quality Agreement and this Agreement, the provisions of this Agreement shall control.

“Recipient” has the meaning set forth in Section 7.5(a).

“Receiving Party” has the meaning set forth in Section 10.1(a).

“Regulatory Applications/Approvals” mean Biologics License Application No. 125019, as initially approved by the FDA on February 19, 2002, and all supplements, amendments and revisions thereto, whether approved or not, together with all annual reports with respect thereto.

“Replacement Source” has the meaning set forth in Section 7.8(e).

“Replacement Source Approval” has the meaning set forth in Section 7.8(e).

“Required Change” has the meaning set forth in Section 7.4.

“Seller Indemnified Parties” has the meaning set forth in the Asset Purchase Agreement.

CONFIDENTIAL TREATMENT

“Short-Dated Product” means (i) In-111 Zevalin Kits with expiry dates in December 2008 or March 2009 and (ii) Y-90 Zevalin Kits with expiry dates in March 2009.

“Specifications” mean, for Bulk Product and for Finished US Goods, (i) the requirements and standards for Bulk Product and Finished US Goods set forth on Exhibit C attached hereto, as amended or supplemented in accordance with Sections 7.4 or 7.5, or (ii) any variations thereto agreed to in writing by the parties (including in situations where the parties anticipate the making of a change in approved Specifications pursuant to activities contemplated by Sections 7.4 or 7.5).

“Tax” means all domestic and foreign taxes and assessments, including all interest, penalties and additions with respect thereto.

“Term” has the meaning set forth in Section 8.1.

“Transaction Document” has the meaning set forth in the Asset Purchase Agreement.

“United States” has the meaning set forth in the Asset Purchase Agreement.

“Y-90 Zevalin Kit” has the meaning set forth in the definition of Kit.

Section 1.2 Interpretation.

(a) When used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(b) Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c) All references to any introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules shall be deemed references to the introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specifically set forth herein.

(d) This Agreement shall be deemed drafted jointly by Buyer and Manufacturer and shall not be specifically construed against either party based on any claim that such party or its counsel drafted this Agreement.

ARTICLE II

ENGAGEMENT

Section 2.1 Engagement to Manufacture and Supply. During the Term and upon the terms and subject to the conditions of this Agreement and the Quality Agreement, Buyer hereby agrees to purchase, and Manufacturer hereby agrees to supply, whether from inventory or otherwise, all of the requirements of Buyer (as well as Buyer’s licensees, successors and assignees) for Finished US Goods to be ultimately used by or sold to end-users in the United

CONFIDENTIAL TREATMENT

States. Buyer acknowledges and agrees that: (i) in the absence of the establishment of a Replacement Source following a Mid-Term Transfer Election, Buyer shall purchase all of such requirements for Finished US Goods during the Term (as well, if applicable, as any other form of Product or portion thereof) exclusively from Manufacturer as more specifically set forth herein, other than limited amounts of Finished US Goods which may be procured from a Replacement Source in the process of such Replacement Source being established in accordance with Section 7.8; and (ii) Manufacturer’s foregoing engagement is not to the exclusion of any other activities of Manufacturer (including the manufacture and distribution of other products by Manufacturer, as well as the manufacture and supply of Bulk Product or finished goods incorporating such Bulk Product to be ultimately used by or sold to end-users outside the United States). Notwithstanding any provision herein to the contrary, Manufacturer shall be entitled to use subcontractors for the purpose of fulfilling its obligations under this Agreement; provided, however, that Manufacturer shall not be relieved of its responsibilities or obligations under this Agreement as a result thereof. For the avoidance of doubt, in those cases where Manufacturer is to require specified conduct of its subcontractor, Manufacturer’s obligation under this Agreement is acknowledged to include such subcontractor actually conforming to such specified conduct.

Section 2.2 Batch Release. Buyer shall be solely responsible for the batch release of all Finished US Goods (as well, if applicable, as any other form of Product or portion thereof) into the United States market, including as to the distribution to, and use by, any and all end users in the United States; provided, however, that Buyer is entitled to rely on COAs and other Manufacturing Documentation provided hereunder by Manufacturer, as well as Manufacturer’s representations, warranties and covenants under Article IV and Article V. Nothing in the foregoing sentence is intended to relieve Manufacturer of responsibility, with respect to Bulk Product or Finished US Goods, for its provision of inaccurate COAs or other Manufacturing Documentation nor the breach of such representations, warranties and covenants.

Section 2.3 Supply Chain. Manufacturer shall not be required at any time to take physical possession of Finished US Goods (or in-process Finished US Goods) other than for testing and release purposes and Buyer shall provide Manufacturer with “ship-to” instructions, including alternate instructions for storage of in-process Finished US Goods, for each step in the supply chain leading from Bulk Product to Finished US Goods so that Manufacturer’s subcontractors can be informed and directed appropriately.

ARTICLE III

ORDERS AND DELIVERY

Section 3.1 Forecasting and Committed Orders.

(a) Concurrent with the execution of this Agreement, Buyer is submitting a purchase order previously reviewed and approved by Manufacturer for the purchase of Packages and Kits. Such purchase order contains two (2) distinct lots of packages and kits, one of which shall be delivered within thirty (30) days of the Effective Date and the other of which shall be delivered within ninety (90) days of the Effective Date.

CONFIDENTIAL TREATMENT

(b) In order to assist in the planning of production runs for Bulk Product and Finished US Goods, Buyer shall, on or before each May 31 and November 30 during the Term, provide Manufacturer with Buyer’s forecasted requirement for Packages and Kits (a “Forecast”) for each half-year period (i.e., July 1 through December 31 and January 1 through June 30) over the course of the then immediately following six (6) half-year periods (i.e., the forecast due by November 30, 2007 will cover the period of six (6) half-years, or thirty-six (36) months, from January 1, 2008 through December 31, 2010) or, if less, through the end of the Term. Buyer shall forecast and order (except for the order contemplated by Section 3.1(a)) in amounts of at least 150 Packages (or 300 Kits, with each Package counting for this purpose as two Kits) in respect of 2008, 2009 and 2010, and of at least 250 Packages (or 500 Kits, with each Package counting for this purpose as two Kits) thereafter during the Term. Each Forecast shall be made by Buyer in good faith, taking into account reasonable projections of demand for Packages (including allowance for reasonable safety stock).

(c) As to each Forecast: (i) any forecasted requirement for a period that is thirty (30) months or more into the forecasted period (i.e., the sixth half-year period covered by such Forecast) shall be advisory only; (ii) any forecasted requirement for a period that is eighteen (18) months or more, but less than thirty (30) months, into the forecasted period (i.e., the fourth and fifth half-year periods covered by such Forecast) may change by a factor of up to fifty percent (50%) in terms of total Kits (with each Package counting for this purpose as two Kits), up or down, in the next Forecast (but no more); and (iii) any forecasted requirement for a period that is six (6) months or more, but less than eighteen (18) months, into the forecasted period (i.e., the second and third half-year periods covered by such Forecast) may change by a factor of up to twenty-five percent (25%) in terms of total Kits (with each Package counting for this purpose as two Kits), up or down, in the next Forecast (but no more); provided, however, that notwithstanding the foregoing, prior to the Forecast which includes the period of January 1, 2009 through June 30, 2009 as the first half-year period covered by such Forecast (i.e., the Forecast which is due prior to November 30, 2008), all Forecasts delivered by Buyer shall be strictly for Manufacturer’s information (although prepared by Buyer in good faith), and shall not be binding on Buyer. Except as provided in the foregoing sentence, each Forecast shall represent the amount of Packages and Kits to which Buyer is committed hereunder for any period at issue.

(d) Each Forecast shall: (i) specifically refer to this Agreement; (ii) be accompanied by Buyer’s order for an amount of Packages and Kits as set forth for the first half-year covered by such Forecast (i.e., the Forecast delivered on or before November 30, 2008 shall include Buyer’s order for the period from January 1, 2009 through June 30, 2009); and (iii) indicate Buyer’s requested delivery date(s) during the half-year at issue, the delivery address, the transportation method and carrier and any special instructions requested. Each Forecast (as well as Buyer’s accompanying order) shall be delivered to such location as Manufacturer designates in writing to Buyer from time to time. The date an order is deemed placed (the “Order Date”) shall be the date that Manufacturer actually receives the order form containing such order (as well as the accompanying Forecast). Without limiting the provisions of Section 3.1(c): (x) each order shall be a firm order; and (y) Buyer shall not place orders more frequently than twice per year (i.e., as will result from the delivery of Forecasts twice a year accompanied by Buyer’s order for the amount of Packages and Kits as set forth for the first half-year covered by each such Forecast).

CONFIDENTIAL TREATMENT

(e) Notwithstanding the foregoing provisions of Section 3.1(d), Manufacturer shall not be required to deliver any Kits or Packages: (i) more frequently than once during each half-year period at issue; (ii) in quantities of less than 150 Packages (or 300 Kits, with each Package counting for this purpose as two Kits) in respect of 2008, 2009 and 2010, and of less than 250 Packages (or 500 Kits, with each Package counting for this purpose as two Kits) thereafter during the Term; or (iii) less than six (6) months after the Order Date.

(f) Buyer’s forecasted requirements, as well as Buyer’s actual orders, for each of 2008, 2009 and 2010 shall be for at least six hundred (600) Packages (or twelve hundred (1,200) Kits, with each Package counting for this purpose as two (2) Kits).

(g) In addition to orders resulting from Forecasts as provided in this Section 3.1, Buyer may submit additional orders (“Supplemental Orders”) in tandem with any Forecast-generated order. Manufacturer shall not be obligated to accept, but shall consider in good faith whether to accept, any such Supplemental Order. Following receipt of a Supplemental Order, Manufacturer may, in Manufacturer’s sole discretion, identify additional terms and conditions (including as to pricing and delivery) that would be a necessary part of any acceptance of such Supplemental Order by Manufacturer (to which Buyer may agree or respond by withdrawing the Supplemental Order at issue).

(h) Manufacturer, in its sole discretion, may reject any order that does not comply with this Agreement. Each order in compliance with the requirements of this Agreement (including this Section 3.1) shall be deemed accepted by Manufacturer unless Manufacturer provides notification of rejection to Buyer within fifteen (15) business days of the applicable Order Date; provided, however, that any Supplemental Order (as modified by additional terms and conditions identified by Manufacturer pursuant to Section 3.1(g)) must be expressly accepted by Manufacturer in writing within such fifteen (15) day period, or it will be deemed rejected.

(i) Notwithstanding anything to the contrary contained in this Agreement, Manufacturer’s obligation to supply Finished US Goods in response to an accepted order shall be only to use the same diligence in its efforts to manufacture and supply Finished US Goods to Buyer pursuant to this Agreement that Manufacturer uses to manufacture and supply like products for itself and its Affiliates.

Section 3.2 Delivery of Finished US Goods.

(a) Manufacturer shall not be liable for any delay in the delivery of Finished US Goods as long as Manufacturer is in compliance with its obligations under Section 3.1(i); provided, however, that in the event that the actual delivery with respect to any accepted order delivered to Manufacturer pursuant to Section 3.1(d) is more than ninety (90) days late (so long as the “timely” delivery date at issue is not earlier than six (6) months after the applicable Order Date), any such delay may, at Buyer’s election made within thirty (30) days of the triggering event, be deemed a material breach of this Agreement solely for purposes of Sections 7.8(f) and 8.2(a)(ii).

CONFIDENTIAL TREATMENT

(b) A COA shall accompany each shipment of Finished US Goods in the form attached hereto as Exhibit D.

(c) Manufacturer may commence shipment as to any accepted order prior to the completion of such order in full.

(d) All Finished US Goods shipped under this Agreement shall be shipped F.O.B. the manufacturing site to such location in the United States designated by Buyer in the applicable accepted order. Buyer shall pay all freight, insurance charges, Taxes, levies, import and export duties, inspection fees and other charges applicable to the sale and transport of Finished US Goods; provided, however, that Buyer shall not be liable for any Taxes to the extent payable or assessed based upon the income or worth of Manufacturer. Title and risk of loss and damages to Finished US Goods shall pass to Buyer (and delivery to Buyer shall be deemed to occur) upon delivery to the carrier at the manufacturing site. In the event of damage or loss to Finished US Goods after delivery to the carrier, Buyer shall be responsible to file claims with the carrier. Manufacturer shall cooperate with Buyer in the filing of such claims.

(e) Each shipment of Finished US Goods to Buyer shall constitute a separate sale, obligating Buyer to pay therefor, whether such shipment is in whole or only partial fulfillment of any order or confirmation issued in connection therewith.

Section 3.3 Price for Finished US Goods.

(a) The price payable by Buyer for Finished US Goods shall be the Manufacturing Cost Plus [CONFIDENTIAL TREATMENT REQUESTED].

(b) Without limiting the calculation of the Manufacturing Cost for any Finished US Goods at issue, the price payable by Buyer shall be adjusted pursuant to the change control procedures provided in Sections 7.4 and 7.5.

Section 3.4 Change in Branding. Notwithstanding anything herein to the contrary, and in addition to the pricing otherwise set forth in Section 3.3, in respect of any activities associated with a change in packaging to reflect Buyer’s name, trademarks or other branding, Buyer shall, promptly following Manufacturer’s delivery to Buyer from time to time of itemized invoices for the same: (i) reimburse Manufacturer and its subcontractors for (x) all third party costs or expenses reasonably incurred by Manufacturer or its subcontractors with respect to such activities and (y) the actual costs of all supplies reasonably provided by Manufacturer or its subcontractors with respect to such activities; and (ii) pay Manufacturer and its subcontractors for time reasonably spent by their personnel on such activities at the FTE Rate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Authority. Each party hereby represents and warrants to the other party that (i) it has the requisite power and authority to enter into this Agreement and (ii) the execution and delivery of this Agreement by it have been duly and validly authorized.

CONFIDENTIAL TREATMENT

Section 4.2 Manufacturer’s Representations and Warranties. Manufacturer hereby represents and warrants that during the Term:

(a) it will (or will require its subcontractors to) use raw materials in the manufacture of Bulk Product and Finished US Goods that conform to applicable Specifications, as verified in accordance with the testing standards and procedures specified therein;

(b) Finished US Goods, when delivered by Manufacturer to Buyer hereunder, will have at least eighteen (18) months remaining until their expiry date, except (i) that any Finished US Goods ordered by Buyer pursuant to Section 3.1(a) will be Short-Dated Product or (ii) to the extent Buyer agrees otherwise;

(c) each COA shall accurately reflect the values reported thereon;

(d) it will (or will require its subcontractors to) manufacture Bulk Product and Finished US Goods hereunder in accordance with applicable cGMP Requirements and the Specifications;

(e) it will not use for its performance hereunder any employee, consultant or contractor that has been debarred by the FDA or, to its knowledge, is the subject of debarment proceedings by the FDA; and

(f) it will maintain such records as are necessary and appropriate to demonstrate compliance in the manufacturing of Bulk Product and Finished US Goods with applicable cGMP Requirements for a period of not less than twenty-four (24) months from the expiration date of each batch of Finished US Goods, or such longer period as may be required by Governmental Rule.

Section 4.3 Disclaimer of Warranties. THE PROVISIONS OF THIS ARTICLE IV ARE MANUFACTURER’S SOLE REPRESENTATIONS AND WARRANTIES RELATED TO THIS AGREEMENT OR THE MANUFACTURE, SUPPLY, USE OR SALE OF BULK PRODUCT OR FINISHED US GOODS AND ARE MADE IN LIEU OF (AND MANUFACTURER DISCLAIMS) ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, AS WELL AS WARRANTIES WITH RESPECT TO LACK OF THIRD PARTY INFRINGEMENT, THAT MAY RESULT FROM THIS AGREEMENT OR THE MANUFACTURE, SUPPLY, USE OR SALE OF BULK PRODUCT OR FINISHED US GOODS.

ARTICLE V

CERTAIN MANUFACTURING STANDARDS AND MATTERS

Section 5.1 Stability Studies. Manufacturer shall conduct or have conducted stability studies at least one (1) time each year (to the extent annual testing is required by the FDA or the Regulatory Applications/Approvals) for at least one (1) batch of Finished US Goods from each site where Finished US Goods are manufactured. Manufacturer shall provide Buyer with an annual report of the results from such stability studies which occur during the year preceding the report.

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Section 5.2 Sampling Procedures; Reference Standards.

(a) Manufacturer shall retain samples of Finished US Goods from each batch for at least a period of one (1) year after the expiration date of such batch. The sample size shall be twice the size necessary to conduct quality control testing. Upon Buyer’s written request, Manufacturer shall provide Buyer with up to one half (1/2) (in the aggregate) of the original amount of the retained samples of Finished US Goods.

(b) In order to facilitate the prompt and efficient generation and exchange between the parties of quality control data pertaining to Finished US Goods, Manufacturer shall, at Buyer’s request, send to Buyer test samples selected according to a sampling plan agreed between Manufacturer and Buyer before Manufacturer has finished all of its testing for a particular batch.

(c) Promptly after each of Buyer’s written requests, Manufacturer shall supply Buyer from time to time with sufficient amounts of reference standards for Finished US Goods and, as per Manufacturer’s current practice, the intermediates, impurities and degradation products of each for Buyer to perform appropriate quality control testing related to Finished US Goods to which this Agreement applies.

Section 5.3 Cell Banks. Manufacturer shall be responsible for the biological purity and maintenance of the master cell bank and any working cell banks maintained by Manufacturer, it being understood that no working cell bank is maintained as of the Effective Date for the Product. This includes monitoring for viability by the procedures set forth in the Quality Agreement. Upon Buyer’s request, Manufacturer shall provide Buyer with any requested number of vials of viable cells from the master cell bank, together with the thawing and storage protocols, within ninety (90) days of such request, but limited to an aggregate (combining all such requests) of twenty (20) vials (including any vials provided as part of a manufacturing transfer). From time to time thereafter (i.e., after twenty (20) such vials have been provided in the aggregate), Manufacturer shall deliver to Buyer such additional vials of viable frozen cells from the master and any working cell banks as may be reasonably requested within twenty-four (24) months of any such request.

Section 5.4 Costs. In respect of the performance by Manufacturer of the activities contemplated by Sections 5.1, 5.2 and 5.3, Buyer shall, promptly following Manufacturer’s delivery to Buyer from time to time of itemized invoices for the same: (i) reimburse Manufacturer for (x) all third party costs or expenses incurred by Manufacturer with respect to such activities and (y) Manufacturer’s actual costs of all supplies provided by Manufacturer with respect to such activities; and (ii) pay Manufacturer for time spent by Manufacturer’s personnel on such activities at the FTE Rate.

Section 5.5 Rework/Reprocessing. Manufacturer shall conduct any rework or reprocessing activities with respect to Bulk Product or Finished US Goods manufacturing by using rework or reprocessing procedures, if any, that are: (i) referenced in applicable

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Specifications; (ii) set forth in the Regulatory Applications/Approvals; and (iii) approved by Buyer in writing in advance, such approval not to be unreasonably withheld or delayed; provided, however, that Manufacturer shall be entitled to implement (and Buyer shall be obligated to give effect to) Manufacturer Broader Changes affecting any such rework or reprocessing activities, in accordance with Section 7.5(d). Bulk Product or Finished US Goods failing sterility testing shall not be reworked or reprocessed.

Section 5.6 Inspection and Notice.

(a) Manufacturer shall provide Buyer with a copy of all notices in relation to Bulk Product or Finished US Goods supply that Manufacturer receives from subcontractors that affect Bulk Product or Finished US Goods (including notices of regulatory inspections and the like).

(b) Buyer shall have the right, on reasonable advance notice and during normal business hours (but no more frequently than once per year), to have its quality control or quality assurance personnel or representatives inspect and audit the facilities and operations of Manufacturer directly related to the manufacture and supply of Bulk Product and Finished US Goods in order to confirm compliance with the covenants contained in this Agreement and, in the event that Manufacturer relies upon subcontractors to manufacture or supply Bulk Product or Finished US Goods, Manufacturer shall use commercially reasonable efforts to cause such subcontractors to permit Buyer’s inspection and audit of their facilities directly responsible for the manufacture or supply of Bulk Product or Finished US Goods, on reasonable advance notice and during normal business hours (but no more frequently than once per year); provided, however, that Manufacturer reserves the right to refuse access, or to cause or permit its subcontractors to refuse access, to any facilities where there is a material risk to health or safety or to the security or quality of Bulk Product, Finished US Goods or any other product of Manufacturer or its subcontractors. Notwithstanding the foregoing limitations on the frequency of inspections and audits of Manufacturer and its subcontractors, Buyer nevertheless shall be entitled to conduct such number of follow-up audits as may be reasonably necessary to ascertain the correction of any deficiency identified in a prior audit, whether such audit was conducted by or on behalf of Buyer, the FDA, or other Governmental Entity.

(c) Manufacturer shall: (i) notify Buyer, as promptly as practicable, of any inspection of its facilities used to manufacture or supply Bulk Product or Finished US Goods by any Governmental Entity which inspection relates specifically to the manufacture or supply of Bulk Product or Finished US Goods with the view towards providing such notice to Buyer as to allow Buyer to be present to witness such inspection and any wrap-up or end of inspection meeting conducted between Manufacturer and such Governmental Entity; and (ii) furnish Buyer with copies of all reports and analyses generated by any such inspection within seven (7) days of receipt (in addition to providing Buyer with a facsimile copy within seventy-two (72) hours). For the avoidance of doubt, Buyer’s attendance at any wrap-up or end of inspection meeting between Manufacturer and a Governmental Entity shall be in the capacity of observer. If Buyer is in attendance at any inspection by a Governmental Entity, Manufacturer shall deliver to Buyer copies of inspection observations and findings promptly upon their availability following the close of any such inspection or wrap-up or end of inspection meeting, as the case may be.

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(d) With respect to inspections by Governmental Entities at which Buyer is not present, Manufacturer shall (i) update Buyer as often as reasonably practicable as to the progress of any such inspection and (ii) furnish Buyer with copies of all reports and analyses generated by any such inspection within seven (7) days of receipt.

Section 5.7 Buyer’s Covenants for Quality Assurance. Buyer hereby agrees, during the Term, that it shall:

(a) hold, store, handle, ship, deliver, distribute and sell all Finished US Goods (i) in accordance with applicable cGMP Requirements and any Governmental Rules and (ii) in compliance with the Specifications; and

(b) enter into all necessary compliance agreements as may be reasonably designated by Manufacturer upon reasonable, usual and customary terms and conditions, including agreements to cover adverse experience reporting and a pharmacovigilance agreement.

Section 5.8 Returns Requested by Manufacturer. Notwithstanding any other provisions of this Agreement, Buyer agrees, if so requested by Manufacturer in writing, to return (or to cause to be returned) to Manufacturer, at Manufacturer’s expense, any Bulk Product (whether or not contained within Product) or Finished US Goods in the possession, or under the control, of Buyer that are, or are claimed to be, defective, or otherwise to dispose of such Bulk Product and Finished US Goods as Manufacturer may direct. Buyer shall not be obligated to pay Manufacturer for, and Manufacturer shall be responsible for all costs associated with the delivery and destruction of, such Bulk Product and Finished US Goods.

Section 5.9 Rejection by Buyer. Within thirty (30) days of receipt of any shipment of Finished US Goods, Buyer shall, if it elects to do so, perform or cause to be performed samplings and tests using validated test methods described in the Regulatory Applications/Approvals to determine whether the Finished US Goods in such shipment have been manufactured in conformity with applicable cGMPs Requirements and the Specifications. Any shipment of Finished US Goods not refused by Buyer on this basis within such 30-day period shall be deemed accepted by Buyer. If Buyer wishes to refuse acceptance on this basis, Buyer shall, within such 30-day period, inform Manufacturer in writing of Buyer’s refusal to accept the shipment and the reason therefore (i.e., by identifying the manner in which the manufacture of Finished US Goods in such shipment is not in conformity with applicable cGMPs Requirements and the Specifications). In the event that Buyer refuses acceptance of such shipment on such basis within such 30-day period, Manufacturer, upon confirmation of the reasons for such refusal, shall either replace the defective Finished US Goods or refund the purchase price, as Manufacturer may elect in its sole discretion. If Manufacturer and Buyer do not agree on such refusal, then any party may refer the matter for final analysis to a specialized laboratory of national reputation acceptable to both parties for the purpose of determining the results. Any determination by such laboratory shall be final and binding upon the parties. If such laboratory determines that the manufacture of Finished US Goods in such shipment is not in conformity with applicable cGMPs Requirements and the Specifications, Manufacturer shall bear all expenses of shipping and testing the shipment samples. Otherwise, Buyer shall bear all expenses of shipping and testing such shipment samples. Buyer shall not be obligated to pay for, and Manufacturer shall be responsible for all costs associated with, the delivery and destruction of properly rejected Finished US Goods. For the avoidance of doubt, the parties agree that, except pursuant to the provisions of Section 5.8 or this Section 5.9, Buyer may not return any Finished US Goods to Manufacturer.

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ARTICLE VI

PAYMENTS

Section 6.1 Invoices. Manufacturer shall send invoices to a single address specified in writing by Buyer, but not before the shipment to Buyer of the order to which it relates (if applicable). All payments to be made hereunder shall be made by Buyer to Manufacturer within thirty (30) days after receipt of an invoice by electronic funds transmission, without any offset or deduction of any nature whatsoever, to such account as Manufacturer specifies in writing to Buyer with written confirmation of payment sent by facsimile to such address as Manufacturer specifies in writing to Buyer. If Buyer fails to pay any invoiced amount when due, (i) a service charge shall be imposed by Manufacturer equal to the lesser of one and one-half percent (1.5%) or the highest rate permitted by Governmental Rule of the outstanding amount for each month or portion thereof that such amount is overdue and (ii) Buyer shall reimburse Manufacturer for all Losses incurred as part of any collection efforts.

Section 6.2 Taxes. Buyer shall bear solely the cost of any Taxes of any kind, nature or description whatsoever applicable to or by reason of this Agreement, and Buyer shall forthwith pay to Manufacturer all such sums upon demand; provided, however, that Buyer shall not be liable for any Taxes to the extent payable or assessed based upon the income or worth of Manufacturer.

ARTICLE VII

REGULATORY MATTERS; RECORDS

Section 7.1 Inspections. During the Term, Manufacturer shall be responsible for handling and responding to any FDA or other Governmental Entity inspections with respect to the manufacture or supply of Bulk Product or Finished US Goods. Manufacturer shall provide to Buyer any information reasonably requested by Buyer and all information requested by any Governmental Entity concerning any such inspection. To the extent Manufacturer requires the assistance of Buyer in order to fulfill its obligations pursuant to this Section 7.1, Buyer agrees to fully cooperate and assist Manufacturer at Buyer’s expense.

Section 7.2 Reporting. During the Term, Manufacturer shall be responsible for any reporting of matters regarding the manufacture or supply of Bulk Product or Finished US Goods to the FDA or other Governmental Entities, or Buyer, as the case may be, in accordance with any Governmental Rules, except for any such matters that Buyer is required to report as the owner of any Regulatory Applications/Approvals, which matters Buyer shall report. If reported directly to the FDA or other Governmental Entities, the party submitting the report shall furnish copies of all such reports to the other party within forty-eight (48) hours after submission to the FDA or any other Governmental Entities. Manufacturer shall also advise Buyer of any occurrences or information that arise out of the manufacturing activities of Manufacturer that, to Manufacturer’s knowledge, have or could reasonably be expected to have adverse regulatory compliance or reporting consequences concerning the Product.

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Section 7.3 Permits, Licenses and Approvals. During the Term, Manufacturer and its contractors shall have responsibility to maintain all regulatory and governmental permits, licenses and approvals that are necessary for the manufacture of Bulk Product and the supply of Finished US Goods by Manufacturer pursuant to this Agreement; provided, however, that the parties understand and agree that Buyer owns the Regulatory Applications/Approvals and, as a result, Buyer shall be responsible for any and all related filings required pursuant to this Section 7.3. Each party agrees that, to the extent required to fulfill their respective obligations under this Section 7.3, such party shall reasonably cooperate and assist the other party at the requesting party’s expense (which shall be calculated at an FTE Rate for Manufacturer’s cooperation). During the Term, Buyer shall be responsible for and shall pay all product and application fees related to the Product in the United States, including the manufacture or supply of Bulk Product or Finished US Goods at the facilities of Manufacturer and its contractors and the distribution and sale of Finished US Goods. Buyer shall also be responsible for compliance with all Governmental Rules in the United States relating to the distribution and sale of the Product. For the avoidance of doubt, Manufacturer and its contractors shall own and shall be responsible for all licenses, permits and filings relating to the basic operation of their manufacturing facilities and the payment of all related establishment license fees.

Section 7.4 Required Changes in Specifications or Process. If Buyer or Manufacturer is required to change any Specifications or the process used to manufacture or supply Bulk Product or Finished US Goods (i) in order to comply with any Governmental Rule, (ii) in response to the order or request of any Governmental Entity, (iii) due to the loss of a validated source of a reagent or other raw materials or (iv) in order to avoid infringing any third party patent (each of the foregoing, a “Required Change”), all of the following provisions shall apply:

(a) The party receiving any order or request from the Governmental Entity, or any notice of the loss of a validated source of a reagent or other raw materials or of the infringement of any third party patent, shall promptly advise the other party in writing of any such Required Change(s) to Specifications or the process used to manufacture or supply Bulk Product or Finished US Goods and each party shall promptly advise the other as to scheduling adjustments that may result from such Required Change(s), if any.

(b) Manufacturer shall exercise commercially reasonable efforts to implement all Required Changes to Specifications and the process used to manufacture or supply Bulk Product or Finished US Goods and to resume any resulting interruptions in production schedules as soon as reasonably possible after notice thereof, but in any event shall do so within the time required by any Governmental Entity, if applicable.

(c) Buyer shall reimburse Manufacturer for the following, upon delivery by Manufacturer to Buyer from time to time of itemized invoices for the same, to the extent incurred by Manufacturer or arising as part of Manufacturer’s efforts to implement any such Required Changes to Specifications or the process used to manufacture or supply Bulk Product or Finished US Goods: (i) all third party costs or expenses; (ii) Manufacturer’s actual costs of all supplies provided by Manufacturer; and (iii) time spent by Manufacturer’s personnel at the FTE Rate (including with respect to activities contemplated by Sections 7.4(a), 7.4(b) and 7.4(e)).

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(d) Without limiting the calculation of the Manufacturing Cost for any Finished US Goods at issue, Manufacturer may increase the pricing for Finished US Goods under this Agreement to reflect the Incremental Cost of any Required Change.

(e) Buyer shall prepare for submission, and Manufacturer shall review and provide comments upon, any regulatory filings required in relation to implementation of any Required Change other than those pertaining to any establishment license or other license or permit necessary for the basic operation of the facilities in which the Bulk Product or Finished US Goods are manufactured. For the avoidance of doubt, Manufacturer shall prepare modifications to the CMC section of any Regulatory Applications/Approvals, subject to review and amendment by Buyer, for inclusion in any amendment or modification by Buyer to the Regulatory Applications/Approvals necessitated by a Required Change.

Section 7.5 Discretionary Changes to Specifications, Process or Suppliers.

(a) If either party (the “Proposing Party”) desires to change Specifications or the process used to manufacture or supply Bulk Product or Finished US Goods in way that does not involve a Required Change, it shall notify the other party (the “Recipient”) in writing of the proposed change (a “Proposed Change”), and the Manufacturing Supply Team shall review and discuss such Proposed Change, including whether the implementation of such Proposed Change is expected to result in material additional costs over what Manufacturer is then incurring to manufacture or supply Bulk Product or Finished US Goods.

(b) Manufacturer shall be entitled to propose, as Proposed Changes, the following (“Manufacturer Broader Changes”): (i) changes to, among or within the manufacturing facilities of Manufacturer or its contractors (including changes to general equipment or any facility-wide standard operating procedures, other general changes to or within a facility, or any shifting of activities or other changes among facilities) that are intended to address matters other than Specifications or the process used to manufacture or supply Bulk Product or Finished US Goods but which may have an effect on the same; and (ii) changes to Specifications or the process used to manufacture or supply Bulk Product or Finished US Goods, for batches of Bulk Product or Finished US Goods resulting from a particular production campaign, due to events or circumstances that arise following the start of such production campaign and are, for Manufacturer, reasonably unexpected with respect to such production campaign.

(c) Neither party shall have any obligation to give effect to any Proposed Change that is not a Manufacturer Broader Change unless the parties agree in writing to effect the Proposed Change (which agreement, except as otherwise set forth herein, shall not be unreasonably withheld or delayed); provided, however, that if such effectiveness is reasonably practicable before the implementation of such Manufacturer Broader Change, then Manufacturer shall not implement any Manufacturer Broader Change until the effectiveness of any necessary modification to the Regulatory Applications/Approvals for the Product.

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(d) Manufacturer shall be entitled to implement, and Buyer shall have an obligation to give effect to, Manufacturer Broader Changes on reasonable advance notice to Buyer and subject to Manufacturer providing, at no cost to Buyer, all reasonable assistance to Buyer to make any regulatory filings required in relation to implementation of any Manufacturer Broader Change within any applicable time periods required by law; provided, however, that if such effectiveness is reasonably practicable before the implementation of such Manufacturer Broader Change, then Manufacturer shall not implement any Manufacturer Broader Change until the effectiveness of any necessary modification to the Regulatory Applications/Approvals for the Product.

(e) The Proposing Party shall reimburse the Recipient for the reasonable out-of-pocket expenses incurred by the Recipient as a result of any Proposed Change that is implemented. In addition, a party may condition its consent to any Proposed Change that is not a Manufacturer Broader Change on the implementation of satisfactory reimbursement arrangements to cover its costs and expenses which are beyond reasonable out-of-pocket expenses.

(f) Without limiting the calculation of the Manufacturing Cost for any Finished US Goods at issue, Manufacturer may increase the pricing for Finished US Goods under this Agreement to reflect the Incremental Cost of any Proposed Change made at the request of Buyer.

(g) Buyer shall prepare for submission, and Manufacturer shall review and provide comments upon, any regulatory filings relating to the Regulatory Applications/Approvals for the Product required in relation to implementation of any Proposed Change. For the avoidance of doubt, Manufacturer shall prepare for submission, and Buyer shall review and provide comments upon, any regulatory filings relating to the basic operation of its manufacturing facilities.

(h) Manufacturer shall use commercially reasonable efforts to implement any Proposed Changes in a manner that is orderly and avoids any supply interruption to Buyer.

Section 7.6 Complaints; Recalls.

(a) Complaints. Buyer shall be solely responsible for handling and investigating all complaints associated with Product in the United States. Buyer shall promptly notify Manufacturer of all complaints concerning Finished US Goods sold to Buyer pursuant to this Agreement, and Manufacturer shall investigate all such complaints related to the manufacture of Finished US Goods by Manufacturer and provide a written report to Buyer.

(b) Recalls. In the event Manufacturer is required to initiate a recall, withdrawal or field correction with respect to any Finished US Goods provided under this Agreement, Manufacturer shall immediately notify Buyer in writing. In the event that Buyer believes that a recall, withdrawal or field correction is necessary with respect to any Finished US Goods provided under this Agreement, Buyer shall so notify Manufacturer and both parties shall cooperate to determine the appropriate action to take. In the event any Governmental Entity issues a request, directive or order requiring that any Finished US Goods provided under this

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Agreement be recalled, or detains or destroys or prevents the release of any Finished US Goods provided under this Agreement, each party shall give the other party telephonic notice (to be confirmed in writing) within twenty-four (24) hours of the occurrence of such event. In the event of such a recall, withdrawal or field correction, Buyer shall have the sole responsibility to implement the recall or other corrective action, but shall keep Manufacturer informed on a regular basis of its progress in planning and implementing the recall or other corrective action. Manufacturer shall cooperate with Buyer in connection with, and the provisions of Section 7.6(c) shall be applicable to, any such action. Without limiting the provisions of Section 5.8, if there is a disagreement between the parties as to whether a recall, withdrawal or field correction is required or advisable, the parties shall in good faith cooperate and consider each other’s view to reach agreement as promptly as possible on a mutually acceptable course of action in accordance with relevant Governmental Rules. If relevant, either party may refer the matter for analysis to a specialized laboratory of national reputation acceptable to both parties, and any determination by such laboratory shall be final and binding upon the parties.

(c) Cost of Recall. In the event that any Finished US Goods are quarantined or recalled, or are subject to stop-sale or other corrective action, whether voluntary or by Governmental Entity action, then any expenses (including reasonable fees of any experts or attorneys that may be utilized by either party and Governmental Entity fines or penalties related to such recall, quarantine or stop-sale or other corrective action) shall be borne by Buyer, except to the extent such quarantine, recall, stop-sale order or other corrective action is demonstrated to be due to failure of Finished US Goods to be manufactured by Manufacturer hereunder in accordance with applicable cGMP Requirements and Specifications, in which case the expenses (including reasonable fees of any experts or attorneys that may be utilized by either party and Governmental Entity fines or penalties related to such recall, quarantine, stop-sale or other corrective action) shall be borne by Manufacturer.

Section 7.7 Insurance. At all times from the Effective Date through that date which is five (5) years after the expiration date for the Finished US Goods supplied to Buyer hereunder, Buyer and Manufacturer shall each maintain (or, in the instance of Manufacturer, self-insure for) product liability insurance in an amount of not less than Fifteen Million Dollars ($15,000,000) annual aggregate, including retention. Each party shall provide the other party with a certificate of insurance on the Effective Date as evidence of such insurance and annually thereafter evidencing the renewal of such insurance. Each party shall promptly notify the other party of any change in the terms of such insurance from those set forth in the most recent certificate of insurance provided to the other party pursuant to this Section 7.7.

Section 7.8 Manufacturing Transfer.

(a) No later than the date which is thirty-six (36) months prior to the end of the Term (or, if applicable, promptly upon a Mid-Term Transfer Election): (i) Manufacturer shall provide one (1) copy of the Manufacturing Documentation to Buyer; and (ii) Buyer shall submit to Manufacturer a project plan regarding the transfer of the manufacture of Bulk Product and supply of Finished US Goods for Buyer’s requirements from Manufacturer to Buyer (or a third party manufacturer designated by Buyer). Appropriate representatives of Manufacturer shall meet with appropriate representatives of Buyer within thirty (30) days after Buyer submits such project plan to Manufacturer to discuss and comment on such project plan. The parties

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acknowledge and agree that the goal of the project plan shall be to enable Buyer to effect a transfer of the manufacture of Bulk Product and supply of Finished US Goods for Buyer’s requirements from Manufacturer and its subcontractors to Buyer or to Buyer’s designee(s) so that Buyer (and/or Buyer’s designee(s)) could commence the manufacture of Bulk Product and the supply of Finished US Goods no later than the end of the Term (or, if applicable, thirty-six (36) months after a Mid-Term Transfer Election). To that end, the project plan shall include Manufacturer’s agreement to provide, and to use commercially reasonable efforts to cause its subcontractors to provide, Buyer with (x) access to the facilities of Manufacturer and its subcontractors and (y) access to the personnel of Manufacturer and its subcontractors, in any case limited to those facilities or personnel directly responsible for the manufacture of Bulk Product and the supply of Finished US Goods. The project plan shall include a detailed timeline for the activities contemplated thereunder as well as a budget. Once the project plan has been agreed to by both Manufacturer and Buyer (which in any event shall occur no later than thirty (30) months prior to the end of the Term or, if applicable, six (6) months after a Mid-Term Transfer Election), Manufacturer and Buyer shall work diligently to complete the transfer of the Product Manufacturing Technology and Buyer shall work diligently to obtain Governmental Entity approval for the manufacture of Bulk Product and the supply of Finished US Goods by Buyer or its designee(s) as contemplated by such project plan; provided, however, that Manufacturer’s obligation in this regard shall (A) be limited to activities that are substantially completed within the specified thirty-six (36)-month period, (B) include no assurance of success whatsoever and (C) be dependent upon the reasonable competence of Buyer and/or Buyer’s designee(s) with respect to the activities at issue (including obtaining the required approvals in a timely manner for the conduct of manufacturing activities at a facility selected and prepared by Buyer and/or Buyer’s designee(s) and possession by Buyer and/or Buyer’s designee(s) of the requisite skills, equipment, ingredients and resources for the manufacture of Bulk Product and Finished US Goods). Notwithstanding any provision herein to the contrary, Manufacturer shall be obligated to participate in the manufacturing transfer activities contemplated by this Section 7.8 only once (i.e., a Mid-Term Transfer Election will render void any obligation of Manufacturer in this regard that would otherwise exist during the last thirty-six (36) months of the Term).

(b) Except as provided in Section 7.8(f), in respect of the performance by Manufacturer of the activities contemplated by this Section 7.8, Buyer shall, promptly following Manufacturer’s delivery to Buyer from time to time of itemized invoices for the same: (i) reimburse Manufacturer and its subcontractors for (x) all third party costs or expenses reasonably incurred by Manufacturer or its subcontractors with respect to such activities and (y) the actual costs of all supplies reasonably provided by Manufacturer or its subcontractors with respect to such activities; and (ii) pay Manufacturer and its subcontractors for time reasonably spent by their personnel on such activities at the FTE Rate.

(c) Effective as of the date of commencement of manufacturing transfer contemplated by this Section 7.8, and without the requirement for the payment of additional consideration by Buyer, Manufacturer hereby grants to Buyer a paid-up, worldwide, non-exclusive license under Product Manufacturing Technology solely to implement such manufacturing transfer.

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(d) Effective as of the date of the completion of the manufacturing transfer contemplated by this Section 7.8, and without a requirement for the payment of additional consideration by Buyer, Manufacturer hereby grants to Buyer a paid-up, worldwide, sub-licensable, non-exclusive license under Product Manufacturing Technology solely to make, have made, use, and import Bulk Product, Finished US Goods and Product for the purpose of offering to sell and selling Product to, or for use by, end-users in the United States. Without limiting the foregoing, Buyer acknowledges and agrees that Manufacturer will continue to possess rights to the Product Manufacturing Technology (including the right to manufacture the Product for sale to, or use by, end-users outside of the United States).

(e) Buyer hereby agrees that it shall use commercially reasonable efforts to effect a transfer of the manufacture of Bulk Product and the supply of Finished US Goods for Buyer’s requirements from Manufacturer and its subcontractors to Buyer and/or to Buyer’s designees (in either instance, the “Replacement Source”) pursuant to the project plan prior to the end of the Term (or, if applicable, thirty-six (36) months after a Mid-Term Transfer Election). Upon the grant of FDA approval to any such Replacement Source (the “Replacement Source Approval”), Buyer shall notify Manufacturer and not submit any further orders under this Agreement, irrespective of whether such Replacement Source thereafter ceases to be authorized to manufacture and supply Bulk Product or Finished US Goods; provided, however, that (i) unless Manufacturer shall consent to a termination or reduction (in Manufacturer’s sole discretion), Buyer shall remain (x) obligated to deliver Forecasts through the end of the Term as contemplated by Section 3.1 and (y) committed to the amount of Packages that Buyer is required to order in respect of any such Forecasts (pursuant to Section 3.1) and (ii) in the event of a Mid-Term Transfer Election, Buyer may continue to submit orders according to Forecasts (as contemplated by Section 3.1) following an ensuing Replacement Source Approval so long as Buyer (x) notifies Manufacturer in writing, as part of its Mid-Term Transfer Election, of Buyer’s intention to do so and (y) purchases from Manufacturer pursuant to this Agreement at least seventy percent (70%), measured on a rolling twelve (12)-month basis, of Buyer’s requirements for Finished US Goods (as well, if applicable, as any other form of Product or portion thereof) during the portion of the Term following such Replacement Source Approval.

(f) In the event Buyer terminates this Agreement due to the uncured breach of this Agreement by Manufacturer (pursuant to Section 8.2(a)(ii)) or pursuant to Article IX, any notice of termination delivered by Buyer may contain Buyer’s election to commence transfer of manufacturing pursuant to this Section 7.8. If Buyer’s notice of termination includes such an election, the effective date of termination shall not be until the completion of activities under this Section 7.8 or such earlier date as may be specified in Buyer’s notice of termination. Further, if Buyer terminates this Agreement due to the uncured breach of this Agreement by Manufacturer, the provisions of clause (ii) of Section 7.8(b) (i.e., with respect to Buyer paying Manufacturer and its subcontractors for time reasonably spent by their personnel at the FTE Rate) shall not apply.

Section 7.9 Manufacturing Supply Team; Bulk Product Reports.

(a) Manufacturer and Buyer shall, as soon as practicable following the Effective Date, form a manufacturing supply team (the “Manufacturing Supply Team”) of two (2) people, one to be designated by Manufacturer and one to be designated by Buyer. The

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Manufacturing Supply Team shall meet on a periodic basis during the Term and shall address any issues related to the manufacture and supply of Bulk Product and Finished US Goods under this Agreement; provided, however, that in the event Manufacturer is more than sixty (60) days late on the delivery for any order and Buyer’s inventory of Finished US Goods is less than or equal to three (3) months’ of supply, the Manufacturing Supply Team shall meet not less than once per month (until such order is delivered) to address any issues or difficulties that Manufacturer may be experiencing related to the supply of Finished US Goods. The meetings of the Manufacturing Supply Team may be conducted by telephone.

(b) From time to time during the Term (but no more frequently than once every six (6) months), Manufacturer will, upon Buyer’s request, provide Buyer with then current information regarding the amount, and the time remaining until the expiry date, of Manufacturer’s inventories of (i) Bulk Product and (ii) the unconjugated antibody (Ibritumomab) used to make Bulk Product.

Section 7.10 Manufacturer NDC Numbers. Until the earlier of (i) December 31, 2007 or (ii) Buyer’s establishment of the Buyer NDC Number as set forth in Section 7.11, Manufacturer shall not discontinue the NDC Number.

Section 7.11 Buyer NDC Number. Buyer shall establish a new NDC Number (the “Buyer NDC Number”) no later than December 31, 2007 and notify Manufacturer thereof. Buyer agrees that, within five (5) days following the Effective Date, it shall apply for, and initiate applicable processes to obtain, the Buyer NDC Number. Buyer shall be permitted to continue to sell any Finished US Goods inventory with the NDC Number that may be provided to Buyer pursuant to the arrangements contemplated hereby until such inventory is exhausted; provided, however, that Buyer shall sell all Finished US Goods bearing the NDC Number prior to selling any products or inventory bearing the Buyer NDC Number.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1 Term. This Agreement shall commence on the Effective Date and shall expire on June 9, 2014, unless earlier terminated in accordance with this Article VIII (the “Term”).

Section 8.2 Termination.

(a) Manufacturer and Buyer shall each have the right to terminate this Agreement with immediate effect upon written notice to the other upon the occurrence of any of the following:

(i) The other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law.

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(ii) The other party fails to cure any material noncompliance with any of the terms and conditions hereof or of the Quality Agreement within the time period specified in any written notice delivered to such non-compliant party, which shall be at least thirty (30) days; provided, however, that (i) such period, for any matter other than a payment, shall be extended for so long as the party at issue has commenced efforts to cure the breach and is attempting, in good faith, to complete such efforts (subject to a maximum aggregate period of one hundred eighty (180) days), (ii) such period, with respect to any payment, may be as little as ten (10) days and (iii) the provisions of this Section 8.2(a)(ii) shall not be construed as modifying the provisions of Section 3.2(a).

(b) Manufacturer shall have the additional right to terminate this Agreement with immediate effect upon written notice to Buyer upon Buyer failing to cure any material noncompliance with any of the terms and conditions of any of the Transaction Documents (other than this Agreement) within the time period specified in any written notice (which shall be at least sixty (60) days) delivered to Buyer; provided, however, that the foregoing shall not apply to any such non-compliance relating solely to a good faith payment dispute so long as such dispute remains unsettled and any amounts not in dispute have been timely paid.

Section 8.3 Effect of Termination If this Agreement is terminated pursuant to Section 8.2:

(a) Buyer acknowledges and agrees that Manufacturer shall be entitled to cancel any order under this Agreement accepted prior to the date notice of termination is given, and shall not be obligated to ship any Finished US Goods ordered by Buyer pursuant to any such order except as such Finished US Goods may be included in shipments pursuant to Section 8.4.

(b) The termination of this Agreement shall not release Buyer from the obligation to pay any sum that may be owing to Manufacturer (whether then or thereafter due to Manufacturer and including, for this purpose, any expenses incurred in manufacturing Bulk Product or supplying Finished US Goods in respect of Buyer’s minimum requirements under the then most recently delivered Forecast or in respect of commitments made by Manufacturer or its subcontractors in anticipation thereof) or operate to discharge any liability under this Agreement that had accrued prior to any such termination.

(c) During the period between the giving of any notice of termination pursuant to this Article VIII and the effective date of the termination as set forth in such notice, all Finished US Goods shall be provided to Buyer solely on a C.O.D. basis.

Section 8.4 Termination or Expiration of Agreement.

(a) Upon the termination or expiration of this Agreement, Manufacturer shall transfer, or shall cause to be transferred, all Finished US Goods that have been manufactured in anticipation of delivery to Buyer under this Agreement, as well as all work in process relating to such Finished US Goods that are then in Manufacturer’s possession (including Bulk Product), to fulfill Manufacturer’s obligations hereunder, but only to fulfill Manufacturer’s obligations hereunder, by delivery to Buyer at the price determined in accordance with this Agreement (or a proportionate price based upon the extent of completion); provided, however, that in the instance

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of a termination by Manufacturer for Buyer’s uncured material noncompliance pursuant to Section 8.2(a)(ii) or Section 8.2(b), such transfer shall be at the election of Manufacturer. Buyer shall pay for all such Finished US Goods and work in process relating to such Finished US Goods on a C.O.D. basis.

(b) It is understood and agreed that Buyer shall be responsible for the manufacture and supply of Bulk Product and Finished US Goods for Buyer’s requirements after the earlier of the termination or expiration of this Agreement. In addition, it is understood and agreed that Buyer shall be responsible, at its sole expense, for the validation and qualification, including analytic method testing, of any new manufacturing facility to be used by Buyer.

(c) Termination or expiration of this Agreement shall not relieve the parties of any obligation accruing prior to such termination. Without limiting the foregoing, the rights and obligations of the parties under Sections 4.3, 5.8, 7.6, 7.7, 8.3 and 8.4 and Articles VI, X, XI and XIII of this Agreement shall survive any expiration or termination of this Agreement.

ARTICLE IX

FORCE_MAJEURE

Notwithstanding any provision of this Agreement to the contrary, neither party shall be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term or provision of this Agreement (other than the payment of money) when such failure or delay is caused by any of the following and not by the party seeking protection under this provision: fire; flood; accident; explosion; equipment or machinery breakdown not related to Manufacturer’s negligence in preventive maintenance; sabotage; strike or any labor disturbance (regardless of the reasonableness of the demands of labor); civil commotions; riots; invasions; wars (present or future); acts, restraints, requisitions, regulations or directions of any Governmental Entity; voluntary or mandatory compliance by Manufacturer with any request of any Governmental Entity; voluntary or mandatory compliance by Manufacturer with any request for material represented to be for purposes of (directly or indirectly) producing articles for national defense or national defense facilities; shortage of labor, fuel, power or raw materials; inability to obtain supplies; failures of normal sources of supplies; inability to obtain or delays of transportation facilities; any act of God; any act or omission of Buyer (insofar as Manufacturer or the transactions or arrangements contemplated by this Agreement are concerned); or any cause (whether similar or dissimilar to the foregoing) beyond the reasonable control of a party or Manufacturer’s normal sources of supply of any products affecting the production or delivery of Finished US Goods. If any such disability delays any shipment hereunder for more than one-hundred eighty (180) days, such shipment may be canceled at Manufacturer’s option or Buyer may terminate this Agreement.

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ARTICLE X

CONFIDENTIALITY AND RESTRICTED USE

Section 10.1 Nondisclosure and Restricted Use Obligations.

(a) Confidential Information. Each party (a “Receiving Party”) acknowledges that it may receive (or, as the result of one or more transfers contemplated hereby or by the Asset Purchase Agreement or any other Transaction Document, it may be or become in possession of) Confidential Information of another party (a “Disclosing Party”) in the performance of this Agreement or any other Transaction Document. Each Receiving Party shall use commercially reasonable efforts to safeguard and to hold the Confidential Information of a Disclosing Party in confidence, and shall limit disclosure of such Confidential Information to those employees and consultants of the Receiving Party and its Affiliates who are bound by obligations of confidentiality to the Receiving Party consistent with the terms of this Article X. A Receiving Party shall not, directly or indirectly, disclose, publish or use for the benefit of any other Person or itself, except in performing this Agreement or any other Transaction Document, any Confidential Information of a Disclosing Party without first having obtained the Disclosing Party’s written consent to such disclosure or use. The foregoing shall not be construed to prevent the necessary disclosure of Confidential Information to a Governmental Entity by a party in the exercise of its rights under this Agreement or any other Transaction Document, provided that such party exercises commercially reasonable efforts to limit the extent of such disclosure as well as any further disclosure by such Governmental Entity.

(b) Manufacturing Confidential Information. To the extent that any Confidential Information constitutes Manufacturing Confidential Information, then in addition to Buyer’s obligations under the foregoing subsection (a), Buyer shall: (i) safeguard and hold such Manufacturing Confidential Information in strict confidence; (ii) not use such Manufacturing Confidential Information other than in the manufacture or supply of the Product solely for the purpose of offering to sell and selling Product to, or for use by, end-users in the United States; and (iii) limit disclosure of such Manufacturing Confidential Information only to third party manufacturers and contractors engaged by Buyer which are bound by obligations of confidentiality and restricted use (i.e., requiring such third party manufacturers and contractors to (x) not use such Manufacturing Confidential Information other than in the manufacture or supply of the Product solely for sale to or use by end-users in the United States and (y) not further disclose such Manufacturing Confidential Information to any Person under any circumstances).

Section 10.2 Exception for Legal Requirement. A Receiving Party shall be entitled to disclose any Confidential Information of a Disclosing Party: (i) if, in the opinion of the Receiving Party’s outside counsel or general counsel, such public announcement or public statement is necessary to avoid committing a violation of any Governmental Rule or any regulation of any securities association, stock exchange or national securities quotation system on which the Receiving Party’s securities are, or are proposed to be, listed or traded, or by order of any Governmental Entity: (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement or any other Transaction Document; or (iii) as may be required in furtherance of a party’s obligations under this Agreement or any other Transaction Document; provided, however, that in any such event, the Receiving Party shall give advance written notice to the Disclosing Party and use commercially reasonable efforts, wherever possible, to obtain confidential treatment of such information by the applicable Governmental Entity or other recipient (and, in the case of clause (i), the Disclosing Party shall be provided with a copy of the proposed disclosure in sufficient time to allow a reasonable opportunity to comment thereon) to the extent practicable.

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Section 10.3 Extended Term of Confidentiality Obligations. The obligations set forth in this Article X shall survive the termination or expiration of this Agreement for five (5) years. Nothing in this Article X shall be construed to create or imply any right or license under any patent, trademark, copyright or other intellectual property right owned or controlled by a party or its Affiliates (except as may be expressly set forth elsewhere in this Agreement or any other Transaction Document).

Section 10.4 Injunctive Relief. In addition to any other relief or remedy available to it at law or in equity, each party shall be entitled to seek temporary or permanent injunctive relief from any court of competent jurisdiction, without the posting of any bond, in order to enforce its rights as to the other party’s performance of its covenants under this Article X.

Section 10.5 Supplement to Confidentiality Agreement. The obligations of this Article X shall supplement (i.e., be in addition to), but not supersede, the Confidentiality Agreement or any confidentiality provisions in any other Transaction Document (including the Asset Purchase Agreement).

ARTICLE XI

INDEMNIFICATION

Section 11.1 By Manufacturer. Manufacturer shall indemnify, defend and hold harmless the Buyer Indemnified Parties (and, as applicable, any contractors of Buyer) from and against any and all Losses resulting from claims of third parties (i.e., parties other than the parties hereto and their Affiliates and, as applicable, any contractors of Buyer) to the extent such Losses arise out of or result from a failure of Finished US Goods to be manufactured by Manufacturer or its Affiliates, subcontractors or assignees hereunder in accordance with applicable cGMP Requirements and the Specifications; provided, however, that Manufacturer shall not be so obligated (i) with respect to any failure of Finished US Goods to be manufactured in accordance with applicable cGMP Requirements and the Specifications where such Finished US Goods were not rejected by Buyer and the same is known, or reasonably should have been known, to Buyer or any of its Affiliates, contractors or assignees or (ii) to the extent any such Losses result from (x) any act or omission of Buyer or any of its Affiliates, contractors or assignees constituting negligence, recklessness or willful misconduct or (y) any breach of this Agreement by Buyer or any of its Affiliates, contractors or assignees.

Section 11.2 By Buyer. Buyer shall indemnify, defend and hold harmless Manufacturer and the other Seller Indemnified Parties (and, as applicable, any subcontractors or assignees of Manufacturer) from and against any and all Losses resulting from claims of third parties (i.e., parties other than the parties hereto and their Affiliates) to the extent such Losses arise out of or result from the manufacture, promotion, sale, distribution or use of any Bulk Product, Finished US Goods or Product by or on behalf of (or through) any Buyer Indemnified Party or any contractor, successor or assignee thereof following the Effective Date; provided, however, that Buyer’s obligations under this Section 11.2 shall not extend to any Losses suffered by Manufacturer or any of the other Seller Indemnified Parties (and subcontractors or assignees of Manufacturer) as to which Manufacturer has agreed to indemnify Buyer pursuant to Section 11.1.

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Section 11.3 Procedures. In the event of any claims for indemnification made by one party (or, in the instance of Buyer or Manufacturer, any other Buyer Indemnified Party or Seller Indemnified Party, respectively, or its contractors/subcontractors or assignees, as applicable) against the other party under this Article XI, the procedure to be used for the administration and resolution of such claims shall be as set forth in Section 12.6 of the Asset Purchase Agreement. The amount of any Losses for which indemnification is provided under this Article XI shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Losses.

Section 11.4 Exclusive Remedy. Buyer acknowledges and agrees that the indemnification provided in this Article XI shall be the sole and exclusive remedy against Manufacturer and its Affiliates, subcontractors and assignees for the Buyer Indemnified Parties (and, as applicable, any contractors or assignees of Buyer) from and against any and all Losses arising from claims of third parties and, in furtherance thereof, Buyer waives, from and after the Effective Date with respect to Losses arising from claims of third parties, to the fullest extent permitted under applicable law, any and all rights, claims, actions or causes of action (other than claims of, or causes of action arising from, fraud) it (or any of the other Buyer Indemnified Parties or any contractors or assignees of Buyer) may have against Manufacturer or any of its Affiliates, subcontractors or assignees in respect of such third party claims relating to or arising at law, under any statute, in equity or otherwise out of this Agreement or the transactions contemplated hereby, other than the remedies provided in this Article XI; provided, however, Buyer shall be entitled to seek temporary or permanent injunctive relief or specific enforcement in order to enforce its rights under this Agreement.

ARTICLE XII

INTELLECTUAL PROPERTY RIGHTS

Buyer hereby grants to Manufacturer and to each third party or subcontractor that Manufacturer may use or designate to manufacture Bulk Product or to supply Buyer’s requirements of Finished US Goods, for the Term, a royalty-free, nontransferable, non-exclusive right and license (with the right to sublicense) under the Product Intellectual Property to manufacture Bulk Product and to supply Finished US Goods as contemplated hereby.

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ARTICLE XIII

MISCELLANEOUS

Section 13.1 LIMITATION ON LIABILITY. NONE OF MANUFACTURER, BUYER NOR THEIR RESPECTIVE AFFILIATES OR CONTRACTORS/SUBCONTRACTORS SHALL BE LIABLE FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, WHICH ACTUAL OR COMPENSATORY DAMAGES INCLUDE INDEMNIFICATION UNDER ARTICLE XI FOR AMOUNTS A PARTY IS REQUIRED TO PAY A THIRD PARTY.

Section 13.2 Assignment. Neither Manufacturer nor Buyer may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that (i) Manufacturer may subcontract its obligations under this Agreement and, (ii) so long as any such successor or assign agrees in writing to be bound by this Agreement, either party may assign its rights and obligations under this Agreement, without the prior written consent of the other party, to an Affiliate or to a successor of the relevant portion of the assigning party’s business by reason of merger, sale of all or substantially all of its assets or securities or any similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of its responsibility for the performance of any obligation under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 13.3 Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Governmental Rule or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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Section 13.4 Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed as follows:

(a)	if to Buyer:

Cell Therapeutics, Inc.

501 Elliott Avenue, Suite 400

Seattle, WA 98119

Telephone: (206) 282-7100

Facsimile: (206) 284-6114

Attn: Legal Affairs

with a copy to:

Heller Ehrman LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, CA 92122

Telephone: (858) 450-8400

Facsimile: (858) 450-8499

Attn: Richard A. Kaufman, Esq.

(b)	if to Manufacturer:

Biogen Idec Inc.

5200 Research Place

San Diego, CA 92122

Telephone: (858) 401-5747

Facsimile: (858) 795-9117

Attn: Rolf Schild

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300

San Diego, California 92130

Telephone: (858) 509-4000

Facsimile: (858) 509-4010

Attn: Mike Hird

Each such notice, request or other communication shall be given by: (i) hand delivery; (ii) by certified mail; or (iii) nationally recognized courier service. Each such notice, request or communication shall be effective when delivered at the address specified in this Section 13.4 (or in accordance with the latest unrevoked direction from the receiving party). It is understood and agreed that this Section 13.4 is not intended to govern the ordinary course business communications necessary between the parties in performing their duties, in due course, under the terms of this Agreement, including the placement of orders and the delivery of forecasts.

Section 13.5 Applicable Law. This Agreement will be deemed to have been made in the State of California and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

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Section 13.6 Entire Agreement. This Agreement and the attached Schedules and Exhibits, which are incorporated herein, together with the Quality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and all prior agreements with respect hereto are superseded; provided, however, that to the extent of any conflict or inconsistency between the provisions of the Quality Agreement and this Agreement, the provisions of this Agreement shall control. Each party confirms that it is not relying on any representations, warranties, covenants or understandings of any kind, nature or description whatsoever of the other party, except such as are as specifically set forth herein, except that nothing herein shall be construed as intended to relieve or release Buyer from its obligation to make payment of monies or satisfy any other obligations which Buyer may owe to Manufacturer. No amendment or modifications hereof shall be binding upon the parties unless set forth in a writing specified to be an explicit amendment to this Agreement duly executed by authorized representatives of each party. The parties recognize that, during the Term, purchase orders, acknowledgements or similar routine forms may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that the terms of this Agreement shall prevail in the event of any conflict between this Agreement and any provision of such forms that add to, vary, modify or are at conflict with the provisions of this Agreement.

Section 13.7 Headings. The headings used in this Agreement are intended for convenience only and shall not be considered part of the written understanding among the parties and shall not affect the construction of this Agreement.

Section 13.8 Independent Contractors. It is expressly agreed that Manufacturer and Buyer shall be independent contractors and that neither the relationship among the parties nor this Agreement shall be construed as creating a partnership, joint venture or agency. Neither Manufacturer nor Buyer shall have the authority to make any statements, representations or commitments of any kind, or to take any action or to incur any liability or obligation which shall be binding on the other, without the prior consent of the other party to do so. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

Section 13.9 Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

Section 13.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered by each party to the other party, it being understood that all parties need not sign the same counterpart.

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Section 13.11 WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.12 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties and their successors and permitted assigns, and, except for the third parties expressly referenced in Article XI (and then solely with respect to the indemnification benefits set forth in such Article XI), nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable rights, benefits or remedies.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the Effective Date.

BIOGEN IDEC INC.

By:	/s/ Faheem Hasnain
Name:
Title:

CELL THERAPEUTICS, INC.

By:	/s/ James Bianco
Name:
Title: